Exhibit 99

FOR RELEASE – April 30, 2024

Corning Reports First-Quarter 2024 Financial Results

Management reaffirms expectation that first-quarter sales will mark the low point of the year, as improving market conditions support higher sales throughout 2024

Management expects core sales to grow sequentially to approximately $3.4 billion in the second quarter of 2024, with core EPS in the range of $0.42 to $0.46

Corning is well positioned to add more than $3 billion in annualized sales – and deliver strong incremental profit and cash flow – as markets continue to improve

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its first-quarter 2024 results and provided its outlook for second-quarter 2024.

Wendell P. Weeks, chairman and chief executive officer, said, “Our first-quarter results were at the high end of our guidance. Importantly, we’re seeing encouraging signs of improving market conditions. We continue to expect that the first quarter will be the low quarter for the year.”

Weeks continued, “We are executing our plans to add more than $3 billion in annualized sales within the next three years, and we already have the required capacity and capabilities in place. As a result, we are poised to deliver powerful incremental profit and cash flow and generate substantial shareholder value.”

First-Quarter 2024 Financial Highlights:

●	GAAP sales were $2.98 billion. Core sales were $3.26 billion. Year over year, GAAP and core sales declined by 6% and 3%, respectively.
●	Profitability improved despite the lower sales, reflecting the continued benefit of pricing and productivity improvement actions. Year over year, GAAP gross margin improved by 180 basis points and core gross margin improved by 160 basis points.
●	GAAP EPS was $0.24, and core EPS was $0.38. The difference between GAAP and core EPS primarily reflected constant-currency adjustments, translated earnings contract gains, and translation gains on Japanese-yen-denominated debt.
●	GAAP operating cash flow was $96 million, and adjusted free cash flow was $(62) million – both significantly improved versus the first quarter of 2023.

Second-Quarter 2024 Outlook:

●	For the second quarter, management expects core sales to grow to approximately $3.4 billion, with core EPS in the range of $0.42 to $0.46.

Ed Schlesinger, executive vice president and chief financial officer, said, “Our actions to increase price and improve our productivity ratios are paying off. In the first quarter, despite lower year-over-year core sales, we grew core gross margin by 160 basis points. We also grew adjusted free cash flow by more than $300 million versus the first quarter of 2023.”

Schlesinger continued, “Overall, we have established a significantly stronger profitability and cash flow base, and we expect to grow from first-quarter levels. In the second quarter, we expect core sales of approximately $3.4 billion, with core EPS in the range of $0.42 to $0.46.”

Strategy in Action
Corning strives to be a catalyst for positive change and to help move the world forward. The company drives profitable multiyear growth by inventing, making, and selling life-changing products while cultivating deep, trust-based relationships with industry leaders, ultimately incorporating more content into customers’ offerings. Corning takes the long view, investing in a set of vital capabilities that are increasingly relevant to profound transformations that touch many facets of daily life. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductor, and life sciences.

Corning Reports First-Quarter 2024 Financial Results

Recent highlights include:

●

Advancing “More Corning” content opportunities by helping automakers meet ever-tightening pollution standards to produce cleaner vehicles. The U.S. Environmental Protection Agency’s final multipollutant tailpipe emissions standards for cars and trucks, announced in March, include a strong particulate emissions limit that will require the deployment of gasoline particulate filters in the U.S. for all gasoline vehicles, including hybrids, beginning in 2027. Corning is the inventor of and clear market leader in GPFs, and the new regulations add two to three times the opportunity for emissions-control content in gasoline vehicles, including hybrids.

●

Innovating to enable faster deployments and higher-density solutions needed for fiber-rich networks supporting growth in broadband, 5G, and generative AI. Corning introduced RocketRibbon® cable with Flow Ribbon Technology, featuring a 60% reduction in cable diameter. Smaller, denser cables are ideal for solving the AI-driven infrastructure challenges of carrier and data center customers. Corning also launched its latest connectivity advancement, Multifiber Pushlok™ Technology, with innovative features that make it faster, easier, and up to $25 less expensive per home to deploy optical fiber and expand broadband access. In related media coverage, a recent CBS News “60 Minutes” segment featuring U.S. Secretary of Commerce Gina Raimondo and Corning Chairman and CEO Wendell P. Weeks spotlighted Corning’s collaboration with the White House to bring high-speed internet to underserved rural communities as part of the Broadband Equity Access and Deployment (BEAD) program. The industry expects funding approvals to begin late this year, leading to spending in 2025. Corning anticipates BEAD-related projects will add significantly to the company’s addressable market.

First-Quarter 2024 Results and Comparisons

(In millions, except per-share amounts)

Results (GAAP)
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$2,975	$2,994	$3,178	(1%)	(6%)
Net Income (Loss) (1)	$209	$(40)	$176	*	19%
Diluted EPS	$0.24	$(0.05)	$0.20	*	20%

(1) Represents GAAP net income (loss) attributable to Corning Incorporated.

* Not meaningful

Core Results (Non-GAAP)
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Core Sales (1)	$3,258	$3,272	$3,367	—	(3%)
Core Net Income (1)	$330	$339	$350	(3%)	(6%)
Core EPS (1)	$0.38	$0.39	$0.41	(3%)	(7%)

(1) Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

First-Quarter 2024 Segment Results

(In millions)

The first-quarter results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.

Optical Communications
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$930	$903	$1,125	3%	(17%)
Net Income	$100	$88	$159	14%	(37%)

In Optical Communications, first-quarter sales were $930 million, up 3% sequentially, driven by growing sales in carrier and enterprise. Sales were down 17% year over year, reflecting temporarily lower carrier demand as customers continued to draw down inventory. First-quarter net income was $100 million, down 37% year over year, reflecting the lower volume.

Corning Reports First-Quarter 2024 Financial Results

Display Technologies
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$872	$869	$763	—	14%
Net Income	$201	$232	$160	(13%)	26%

In Display Technologies, first-quarter sales were $872 million, up 14% year over year, and net income was $201 million, up 26% year over year, driven by higher volume and pricing actions taken in the second half of 2023.

Specialty Materials
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$454	$473	$406	(4%)	12%
Net Income	$44	$58	$39	(24%)	13%

In Specialty Materials, first-quarter sales were $454 million, up 12% year over year, driven by continued strong demand for premium smartphone cover materials and semiconductor related products. First-quarter net income was $44 million, up 13% year over year, driven by higher volume.

Environmental Technologies
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$455	$429	$431	6%	6%
Net Income	$105	$98	$82	7%	28%

In Environmental Technologies, first-quarter sales were $455 million, up 6% year over year, driven by increased gasoline particulate filter adoption in China, which more than offset a decline in heavy-duty diesel in North America. Net income was $105 million, up 28% year over year, driven by higher volume and improved operating performance.

Life Sciences
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$236	$242	$256	(2%)	(8%)
Net Income	$13	$17	$9	(24%)	44%

In Life Sciences, first-quarter sales were $236 million, down 8% year over year, as customers in North America and Europe continue to draw down their inventory. Net income was $13 million, up 44% year over year, reflecting improved productivity.

Hemlock and Emerging Growth Businesses
	Q1 2024	Q4 2023	Q1 2023	Q/Q	Y/Y
Net Sales	$311	$356	$386	(13%)	(19%)
Net (Loss) Income	$(10)	$(19)	$16	47%	*

* Not meaningful

In Hemlock and Emerging Growth Businesses, first-quarter sales were $311 million, down 19% year over year, primarily reflecting lower pricing for solar-grade polysilicon and lower sales in Corning Pharmaceutical Technologies from the completion of volume commitments for COVID-related products.

Upcoming Investor Events

On May 2, Corning will hold its Annual Meeting of Shareholders. On May 21, Corning will attend the J.P. Morgan 52nd Global Technology, Media and Communications Conference. Finally, Corning will host management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date conference information.

Corning Reports First-Quarter 2024 Financial Results

First-Quarter Conference Call Information

The company will host its first-quarter conference call on Tuesday, April 30, at 8:30 a.m. EDT. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP.  Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations.  The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab.  These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control.  As a result, management is unable to provide outlook information on a GAAP basis.

Caution Concerning Forward-Looking Statements

The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company’s expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.

Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Corning Reports First-Quarter 2024 Financial Results

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, New Taiwan dollar, euro, Chinese yuan and South Korean won), the availability of government incentives, decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Michael A. West Jr.

(607) 684-1167

westm4@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

Consolidated Statements of Income	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended
	March 31,
	2024	2023
Net sales	$2,975	$3,178
Cost of sales	1,982	2,175

Gross margin	993	1,003

Operating expenses:
Selling, general and administrative expenses	451	421
Research, development and engineering expenses	258	254
Amortization of purchased intangibles	30	31

Operating income	254	297

Interest income	12	7
Interest expense	(83)	(76)
Translated earnings contract gain (loss), net	39	(8)
Other income, net	74	8

Income before income taxes	296	228
Provision for income taxes	(71)	(37)

Net income	$225	$191

Net income attributable to non-controlling interest	(16)	(15)

Net income attributable to Corning Incorporated	$209	$176

Earnings per common share available to common shareholders:
Basic	$0.25	$0.21
Diluted	$0.24	$0.20

Consolidated Balance Sheets	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except share and per share amounts)

	March 31,	December 31,
	2024	2023
Assets

Current assets:
Cash and cash equivalents	$1,365	$1,779
Trade accounts receivable, net of doubtful accounts	1,621	1,572
Inventories	2,713	2,666
Other current assets	1,272	1,195
Total current assets	6,971	7,212

Property, plant and equipment, net of accumulated depreciation	14,199	14,630
Goodwill	2,370	2,380
Other intangible assets, net	871	905
Deferred income taxes	1,132	1,153
Other assets	2,075	2,220

Total Assets	$27,618	$28,500

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$318	$320
Accounts payable	1,476	1,466
Other accrued liabilities	2,381	2,533
Total current liabilities	4,175	4,319

Long-term debt	7,050	7,206
Postretirement benefits other than pensions	399	398
Other liabilities	4,435	4,709
Total liabilities	16,059	16,632

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	917	916
Additional paid-in capital – common stock	16,998	16,929
Retained earnings	16,358	16,391
Treasury stock, at cost; Shares held: 981 million and 980 million	(20,672)	(20,637)
Accumulated other comprehensive loss	(2,375)	(2,048)
Total Corning Incorporated shareholders’ equity	11,226	11,551
Non-controlling interest	333	317
Total equity	11,559	11,868

Total Liabilities and Equity	$27,618	$28,500

Consolidated Statements of Cash Flows	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended
	March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$225	$191
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	307	310
Amortization of purchased intangibles	30	31
Severance payments	(41)	(20)
Share-based compensation expense	60	52
Translation gain on Japanese yen-denominated debt	(81)	(18)
Deferred tax provision (benefit)	10	(38)
Translated earnings contract (gain) loss, net	(39)	8
Changes in assets and liabilities:
Trade accounts receivable	(161)	(28)
Inventories	(86)	17
Other current assets	2	(62)
Accounts payable and other current liabilities	(73)	(369)
Customer deposits and government incentives	(25)	(17)
Deferred income	(34)	(6)
Other, net	2	(100)
Net cash provided by (used in) operating activities	96	(49)

Cash Flows from Investing Activities:
Capital expenditures	(252)	(382)
Proceeds from sale of equipment to related party		67
Realized gains on translated earnings contracts and other	94	81
Other, net	(26)	6
Net cash used in investing activities	(184)	(228)

Cash Flows from Financing Activities:
Repayments of debt	(37)	(69)
Proceeds from other financing arrangements		54
Payments of employee withholding tax on stock awards	(34)	(16)
Proceeds from exercise of stock options	13	16
Dividends paid	(243)	(239)
Other, net	(7)	6
Net cash used in financing activities	(308)	(248)
Effect of exchange rates on cash	(18)
Net decrease in cash and cash equivalents	(414)	(525)
Cash and cash equivalents at beginning of period	1,779	1,671
Cash and cash equivalents at end of period	$1,365	$1,146

Corning Incorporated and Subsidiary Companies

GAAP Earnings per Common Share

(Unaudited; in millions, except per share amounts)

The following table sets forth the computation of basic and diluted earnings per common share:

	Three months ended
	March 31,
	2024	2023
Net income attributable to Corning Incorporated	$209	$176

Weighted-average common shares outstanding - basic	852	844
Effect of dilutive securities:
Stock options and other awards	10	15
Weighted-average common shares outstanding - diluted	862	859
Basic earnings per common share	$0.25	$0.21
Diluted earnings per common share	$0.24	$0.20

Core Earnings per Share

(Unaudited; in millions, except per share amounts)

The following table sets forth the computation of core earnings per share:

	Three months ended
	March 31,
	2024	2023
Core net income	$330	$350

Weighted-average common shares outstanding - basic	852	844
Effect of dilutive securities:
Stock options and other awards	10	15
Weighted-average common shares outstanding - diluted	862	859
Core earnings per share	$0.38	$0.41

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recasted as the impact was not material. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment.

The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.

Core performance measures are not prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We provide investors with these non-GAAP measures to evaluate our results as we believe they are indicative of our core operating performance and provide greater transparency to how management evaluates our results and trends and makes financial and operational decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended March 31, 2024
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$2,975	$296	$209	24.0%	$0.24
Constant-currency adjustment (1)	283	226	172		0.20
Translation gain on Japanese yen-denominated debt (2)		(81)	(62)		(0.07)
Translated earnings contract gain (3)		(39)	(30)		(0.03)
Acquisition-related costs (4)		32	24		0.03
Discrete tax items and other tax-related adjustments (5)			15		0.02
Restructuring, impairment and other charges and credits (6)		(9)	(7)		(0.01)
Litigation, regulatory and other legal matters (7)		(5)	(4)		(0.00)
Pension mark-to-market adjustment (8)		11	8		0.01
Loss on investments (9)		5	5		0.01
Core performance measures	$3,258	$436	$330	20.2%	$0.38

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $16 million and $17 million, respectively.

	Three months ended March 31, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$3,178	$228	$176	16.2%	$0.20
Constant-currency adjustment (1)	189	149	114		0.13
Translation gain on Japanese yen-denominated debt (2)		(18)	(14)		(0.02)
Translated earnings contract loss (3)		8	6		0.01
Acquisition-related costs (4)		34	20		0.02
Discrete tax items and other tax-related adjustments (5)			(2)		(0.00)
Restructuring, impairment and other charges and credits (6)		66	53		0.06
Pension mark-to-market adjustment (8)		10	8		0.01
Loss on investments (9)		4	4		0.00
Gain on sale of assets (10)		(20)	(15)		(0.02)
Core performance measures	$3,367	$461	$350	19.4%	$0.41

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $15 million and $21 million, respectively.

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31, 2024
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$993	33.4%	$451	$258	$254	8.5%
Constant-currency adjustment (1)	227		4		223
Acquisition-related costs (4)					30
Restructuring, impairment and other charges and credits (6)	(20)		(11)		(9)
Litigation, regulatory and other legal matters (7)			5		(5)
Pension mark-to-market adjustment (8)			(8)	(3)	11
Core performance measures	$1,200	36.8%	$441	$255	$504	15.5%

	Three months ended March 31, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	income	%
As reported - GAAP	$1,003	31.6%	$421	$254	$297	9.3%
Constant-currency adjustment (1)	149		2		147
Acquisition-related costs (4)			1		30
Restructuring, impairment and other charges and credits (6)	54		(5)		59
Pension mark-to-market adjustment (8)			(8)	(2)	10
Gain on sale of assets (10)	(20)				(20)
Core performance measures	$1,186	35.2%	$411	$252	$523	15.5%

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended
	March 31,
	2024	2023
Cash flows from operating activities	$96	$(49)
Realized gains on translated earnings contracts and other	94	81
Translation losses on cash balances		(33)
Adjusted cash flows from operating activities	$190	$(1)
Less: Capital expenditures	$252	$382
Adjusted free cash flow	$(62)	$(383)

Items Adjusted from GAAP Measures

Items adjusted from GAAP measures to arrive at core performance measures are as follows:

(1)

Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recasted as the impact was not material.

The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For the three months ended March 31, 2024, the adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts.

Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro	Mexican peso
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81	MX$20

(2)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and New Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)	Loss on investments: Amount reflects the gain or loss recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(10)	Gain on sale of assets: Amount represents the gain recognized for the sale of assets.